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                              CERPROBE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                                   Exhibit 11
                                   (unaudited)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                     ---------------------------
                                                         1999            1998
                                                     ----------       ----------
Net income                                           $  145,033       $2,345,430
                                                     ==========       ==========

Weighted average number of
common shares outstanding                             7,655,304        8,101,001

Common equivalent shares representing shares
issuable upon exercise of stock options                 393,782          381,242

Convertible preferred stock                                  --               --

Subtraction of common equivalent shares due to
antidilutive nature                                          --               --
                                                     ----------       ----------
Dilutive adjusted weighted average shares
and assumed conversions                               8,049,086        8,482,243
                                                      =========        =========

Basic net income per share                           $     0.02       $     0.29
                                                      =========        =========
Diluted net income per share                         $     0.02       $     0.28
                                                      =========        =========
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